EXHIBIT 9(a)

OPINION AND CONSENT OF COUNSEL

[PEOPLES BENEFIT LIFE INSURANCE COMPANY LETTERHEAD]

April 13, 2007

Peoples Benefit Life Insurance Company

Home Office

4333 Edgewood Road NE

Cedar Rapids, Iowa 52499

RE:	Peoples Benefit Life Insurance Company Separate Account V (Advisor’s Edge Variable
Annuity, Advisor’s Edge Select Variable Annuity) – Opinion and Consent

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 by Peoples Benefit Life Insurance Company and Peoples Benefit Life Insurance Company Separate Account V with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.	Peoples Benefit Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2.	Peoples Benefit Life Insurance Company Separate Account V is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.	The Individual Variable Annuity Contracts have been duly authorized by Peoples Benefit Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Peoples Benefit Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

/s/ Darin D. Smith
Darin D. Smith General Counsel Annuity Products & Services